UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 24, 2007

MERCANTILE BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	000-26719	38-3360865
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan		49504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		616-406-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Mr. Johnson
     On May 24, 2007, Mercantile Bank Corporation (“Mercantile,” “we,” “us” or “our”) announced that its Chairman and Chief Executive Officer, Gerald R. Johnson, Jr., will retire from his positions as a director, officer and employee of Mercantile and its subsidiaries, effective June 30, 2007.
     On May 24, 2007, our Board of Directors appointed Michael H. Price, who is currently our President and Chief Operating Officer, to be our Chairman of the Board, President and Chief Executive Officer, effective June 30, 2007, when Mr. Johnson retires. Our Board of Directors, at the same time, appointed Robert B. Kaminski, Jr., who is currently our Executive Vice President and Secretary, to be our Executive Vice President, Chief Operating Officer and Secretary, effective June 30, 2007.
     Mr. Price has over 25 years of commercial banking experience. Mr. Price served as the Senior Lending Officer of First Michigan Bank-Grand Rapids, from 1992 to 1997, and President of that bank for several months in 1997, before joining us in late 1997. Mr. Price has served as our President and Chief Operating Officer, and a member of our Board of Directors since 1997, and as President of our banking subsidiary, Mercantile Bank of Michigan (our “Bank”), and a member of its Board of Directors, since 1997, and also as its Chief Executive Officer since 1999. He currently serves on the Board of Directors of one other public company, the Federal Home Loan Bank of Indianapolis. Mr. Price is 50 years old.
     Mr. Kaminski joined the Bank in 1997 and has over 20 years of commercial banking experience. From 1984 to 1997, Mr. Kaminski worked for First Michigan Bank-Grand Rapids in various capacities, including serving as Vice President in charge of loan review and as Vice President and Manager of the commercial credit department for three of its affiliates, from 1993 to 1997. He has served as our and our Bank’s Senior Vice President from 1997 to 2003, Executive Vice President since 2003, and Secretary since their inception in 1997. He has also served as our Bank’s Chief Operating Officer since 2000. Mr. Kaminski is 45 years old.
     The terms of office for our executive officers, including Mr. Price and Mr. Kaminski, are at the discretion of our Board of Directors. Our Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with Mr. Price and Mr. Kaminski, as well as our other directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions with Mr. Price or Mr. Kaminski, their immediate families, or companies they have a material interest in (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.
Retirement Agreement for Mr. Johnson
     On May 24, 2007, we and our Bank entered into a retirement agreement with Mr. Johnson. The retirement agreement provides for Mr. Johnson’s retirement as of June 30, 2007, and provides him the payments and benefits that we would have provided him with under his employment agreement if he had terminated his employment for “good reason.” These payments and benefits are principally as follows: (a) an amount equal to his current annual base salary of $465,000 for the remaining term of his employment agreement, which ends December 31, 2009, totaling approximately, $1.16 million, payable in installments during 2008, (b) continuation of his life, disability and medical insurance coverage for 18 months, for him and his dependents, beginning June 30, 2007, (c) payment of the cash equivalent of his accrued and unused vacation days, and (d) $10,000 for interim office and other expenses.
     The retirement agreement also provides that Mr. Johnson will have the obligations to us that he would have had under his employment agreement if he had terminated his employment for “good reason,” except that his noncompetition covenant has been expanded by extending its duration from one year to approximately two and one half years, and extending its geographic scope from 50 miles of Grand Rapids, Michigan to 50 miles of each of the four cities where we now have an office. Mr. Johnson has agreed that through December 31, 2009, he will not be employed by, or act as a director or officer of, any business engaged in the business of banking within 50 miles of Ann Arbor, Grand Rapids, Holland or Lansing, Michigan. Mr. Johnson has also agreed not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any way adverse to us. The retirement agreement also includes provisions releasing us from certain liabilities.
     A copy of the retirement agreement is filed as Exhibit 10.1 to this report. Mr. Johnson’s employment agreement, including amendments, are filed as exhibits to our annual report on Form 10-K, and described in our proxy statement for our 2007 annual meeting of shareholders.
Item 7.01 Regulation FD Disclosure.
     We issued a press release on May 24, 2007 announcing Mr. Johnson’s retirement and the promotion of Mr. Price and Mr. Kaminski to their new positions. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Retirement Agreement
99.1	Press release of Mercantile Bank Corporation.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCANTILE BANK CORPORATION

	By:	/s/ Charles E. Christmas

Charles E. Christmas
Senior Vice President, Chief Financial Officer and Treasurer

Date: May 25, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Retirement Agreement
99.1	Press release of Mercantile Bank Corporation.

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